EXHIBIT 99.1
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   FOR IMMEDIATE RELEASE

   CONTACTS
   EPICEPT CORPORATION
   Robert W. Cook
   (201) 894-8980
   rcook@epicept.com
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   FEINSTEIN KEAN HEALTHCARE
   Francesca T. DeVellis
   (617) 577-8110
   francesca.devellis@fkhealth.com


    EPICEPT ANNOUNCES RESULTS OF EUROPEAN PHASE III TRIAL FOR LIDOPAIN(R) SP

ENGLEWOOD CLIFFS, NJ - (SEPTEMBER 5, 2006) EpiCept Corporation (Nasdaq and OMX
Stockholm: EPCT) announced today that LidoPAIN(R) SP, a sterile prescription analgesic patch designed to provide sustained topical delivery of lidocaine to a post-surgical or post-traumatic sutured wound, did not meet its co-primary endpoints in a Phase III clinical trial in Europe.

The Phase III clinical trial was a randomized, double-blind, placebo-controlled trial of 440 patients who underwent hernia repair surgery. The trial results indicate that LidoPAIN SP did not achieve a statistically significant effect relative to placebo with respect to the primary endpoint of self-assessed pain intensity between 4 and 24 hours. In addition, a statistically significant effect was not achieved in the trial's co-primary endpoint of patient use of "rescue" medications, i.e. systemically-delivered analgesics used to alleviate pain.

The Company's initial analysis of the trial data indicates that the total amount of pain from 4-24 hours as measured by the area under the curve (AUC) had a p value of approximately 0.4; the co-primary endpoint of rescue medication use from hours 4-24 had a p value of approximately 0.09. Both treatment groups showed an analgesic effect with the greater analgesic response in the active group. The product was well tolerated in all treatment groups.

Jack Talley, President and Chief Executive Officer, stated, "We are obviously disappointed that LidoPAIN SP did not meet its co-primary endpoints, particularly in light of the positive results achieved by the product candidate in its Phase II trial. We will in particular be looking at changes which occurred in going from Phase II to Phase III. A thorough analysis of the trial results has been initiated and our findings will serve as the basis for our decision on next steps for this product candidate. As this analysis proceeds, we remain focused on continuing to advance our other late-stage pain and cancer product candidates in our pipeline, each of which target significant unmet medical needs. Notably, we remain on schedule to file our Marketing Authorization Application for Ceplene for Acute Myeloid Leukemia in Europe later this year, we are in the final stages of preparing our IND filing for EPC2407 a


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novel apoptosis inducer for certain types of cancer and we are continuing to scale up manufacturing for EpiCept NP-1 and LidoPAIN BP in anticipation of the initiation of pivotal trials."

ABOUT CEPLENE(TM)
Ceplene is a registration-stage compound for the treatment of Acute Myeloid Leukemia (AML) as remission maintenance therapy. AML is the most common type of leukemia in adults, with an estimated 30,000 AML patients in the U.S. and an estimated 47,000 patients in the EU. There are currently no approved remission drug therapies for AML patients.

EpiCept is currently preparing a Marketing Authorization Application (MAA) in Europe for Ceplene. This MAA is expected to be filed in the fourth quarter of 2006. The basis of this application will be the results of a 320 patient Phase III clinical study, in which Ceplene met its primary endpoint of increased leukemia-free survival among AML patients in remission. Ceplene has been granted orphan drug status for the treatment of AML by the European Medicines Agency
(EMEA).

ABOUT EPICEPT(TM) NP-1
EpiCept NP-1 is a prescription topical analgesic cream designed to provide effective, long-term relief from the pain of peripheral neuropathies. Peripheral neuropathies are medical conditions caused by damage to the nerves in the peripheral nervous system. It is estimated that these conditions affect more than 15 million people in the U.S. alone and is associated with conditions that injure peripheral nerves, including herpes zoster, or shingles, diabetes, HIV and AIDS and other diseases. It can also be caused by trauma or may result from surgical procedures.

EpiCept has successfully completed Phase II clinical trials in the U.S. and Canada for EpiCept NP-1, which included 343 subjects. The Company is in the process of scaling up the production of NP-1 to prepare for the product candidate's Phase III clinical trials, which are scheduled to commence at the end of 2006. The initial planned indication for this product candidate is post-herpetic neuralgia, a specific type of peripheral neuropathy associated with shingles.

ABOUT LIDOPAIN(R) BP
LidoPAIN BP is a prescription analgesic non-sterile patch designed to provide sustained topical delivery of lidocaine for the treatment of acute or recurrent lower back pain of moderate severity of less than three months duration. The LidoPAIN BP patch is intended to be applied once daily and can be worn for a continuous 24-hour period. The patch's adhesive is strong enough to permit a patient to move and conduct normal daily activities, but can be removed easily.

EpiCept has completed Phase II clinical trials in the U.S. for LidoPAIN BP. EpiCept is currently working towards scaling up production of this product candidate in order to commence Phase III clinical trials. These trials will be conducted in close consultation with Endo Pharmaceuticals, which is EpiCept's partner for the commercialization of LidoPAIN BP worldwide.

CONFERENCE CALL
EpiCept will host a conference call to discuss the LidoPAIN SP trial results on September 6, 2006 at 8:30 AM EDT. To participate, please dial 888-243-6208 from the U.S. or Canada or 973-582-2869 from international locations (please reference access code 7834338).

ABOUT EPICEPT CORPORATION
EpiCept is an emerging specialty pharmaceutical company focused on unmet needs in the treatment of pain and cancer. The Company has a staged portfolio of product candidates with several pain therapies in late-stage clinical trials, and a lead oncology compound (for AML) with demonstrated efficacy in a Phase III



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trial; the compound is intended for commercialization in Europe. EpiCept is based in New Jersey, and the Company's research and development team in San Diego is pursuing a drug discovery program focused on novel approaches to apoptosis.

FORWARD-LOOKING STATEMENTS
This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding the efficacy, safety, and intended utilization of the Company's product candidates, the conduct and results of future clinical trials, the sufficiency of the Company's existing capital resources, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later stage clinical trials, the risk that the Company will not obtain approval to market its product candidates, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. These factors and others are more fully discussed in the Company's periodic reports and other filings with the SEC.


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